Exhibit 99.1

Contacts:	Thomas C. Wilder
Micro Therapeutics, Inc.
949/837-3700

Rob Whetstone/Robert Jaffe
PondelWilkinson Inc.
310/279-5963

Micro Therapeutics, Inc. Announces Receipt of Exchange Offer Proposal

from ev3 Inc.; Status of Special Committee Negotiations

Irvine, Calif. – October 10, 2005 – Micro Therapeutics, Inc. (MTI) (NASDAQ:MTIX), an endovascular medical device company focused on neurovascular disorders of the brain associated with stroke, announced today that on Friday, October 7, 2005, its Board of Directors received a formal offer from ev3 Inc. (NASDAQ: EVVV), MTI’s majority stockholder, to purchase all of the outstanding common stock of MTI not already owned by ev3 or its affiliates in exchange for shares of ev3 common stock. ev3 currently owns 70.2% of outstanding shares of MTI.

The Board of Directors of MTI authorized its special independent committee, consisting of two directors who are neither affiliated with ev3 nor officers of MTI, to evaluate and negotiate the offer from ev3. The special independent committee engaged Deutsche Bank Securities as independent financial advisor and the law firm of Latham & Watkins LLP as independent counsel to the committee to assist it in its evaluation of the ev3 offer.

Following preliminary negotiations, the special independent committee informed ev3 that, based on its analysis to date, it is prepared to recommend acceptance of ev3’s most recent offer to acquire the outstanding common stock of MTI that it does not currently own in exchange for a number of shares of ev3 common stock based on an exchange ratio of .45797 of a share of ev3 common stock for each share of MTI common stock, subject to satisfactory due diligence, final agreement regarding the terms of the exchange offer and related documentation and receipt of a formal fairness opinion from the special independent committee’s financial advisor. This price represents a 33.0% premium over the closing price of MTI’s common stock on October 7, 2005, and a 35.6% and 38.2% premium, respectively, over the average closing price for the five and thirty days of trading ending on October 7, 2005.

MTI expects this process to have no material impact on its day-to-day business operations. MTI does not intend to comment further at this time.

Interested parties are urged to read relevant documents filed by MTI with the Securities and Exchange Commission (SEC) when such documents become available because they will contain important information regarding the exchange offer. Free copies of relevant documents as filed by MTI (when and if available) and other documents filed on the SEC’s web site may be obtained at www.sec.gov.

About Micro Therapeutics, Inc.

Micro Therapeutics develops, manufactures and markets minimally invasive medical devices for the diagnosis and treatment of vascular disease. The company is focused on catheter-based, or endovascular, technologies for the minimally invasive treatment of neurovascular disorders of the brain associated with stroke. MTI’s products include: the Tetris® and NXT® lines of embolic coils; the Onyx® liquid embolic; and a range of access and delivery products that includes micro delivery catheters, balloon catheters, and guidewires.

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties relate, but are not limited, to, the consummation of the proposed exchange offer and its impact on the company’s day to day operations. More detailed information on these and additional factors are described in the company’s Forms 10-Q, 10-KSB, and other reports, filed or to be filed with the SEC, copies of which are available at the SEC’s website, www.sec.gov. Micro Therapeutics urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, Micro Therapeutics undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

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